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                       Securities and Exchange Commission
                             Washington, D.C. 20549


                                    FORM 8-K/A

                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934





Date of Report (Date of earliest event reported): August 18, 1998



                          FPA Medical Management, Inc.
             (Exact name of registrant as specified in its charter)



Delaware                                0-24276                33-0604264
(State of other jurisdiction          (Commission              (IRS Employer
of incorporation)                     File Number)          Identification No.)


                             5835 Blue Lagoon Drive
                              Miami, FL 33126-2017
               (Address of principal executive offices) (Zip Code)

                                 (305) 477-4372
              (Registrant's telephone number, including area code)


                                 Not Applicable
          (Former name or former address, if changed since last report)




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Explanatory Note: The purpose of this Form 8-K/A filing is to correct the date set forth in the last paragraph of Item 5 which is the deadline to file and serve objections to confirmation of the Debtors' Plan of Reorganization. The correct date is February 12, 1999 at 12:00 noon.


Item 5.           Other Events.

                  As previously reported on a Current Report on Form 8-K, on July 19, 1998 and various dates thereafter through August 7, 1998, the Registrant and various of its subsidiaries and affiliates (collectively, the "Debtors") filed for protection under Chapter 11 in the United States District Court for the District of Delaware (the "Bankruptcy Court"). The cases have been consolidated for the purpose of joint administration and have been assigned to Chief United States Bankruptcy Judge Peter J. Walsh. The consolidated caption is: In re FPA Medical Management, Inc., et al. Debtors, Case Nos. 98-1596 through 98-1685.

                  On August 20, 1998, following a hearing on August 18, 1998 before the Bankruptcy Court, the Bankruptcy Court approved the Debtors' $50 million debtor-in-possession financing agreement provided by a group of the Debtors' pre-petition lenders. Copies of the financing agreement and all waivers entered into prior to November 11, 1998 are attached hereto as Exhibits 10.1 through 10.8. The Bankruptcy Court also approved a modified order under which health maintenance organizations and other pre-paid health insurance plans are directed to continue to provide post-petition capitation and other payments directly to the Debtors without setoff or recoupment.

                  At the August 18 hearing, the Bankruptcy Court also approved the Debtors' motions to, among other things, (i) assume executory contracts with key billing service providers regarding Sterling Healthcare Group, Inc., a wholly owned subsidiary of the Registrant, (ii) reject approximately 30 unexpired real property leases, (iii) reject certain agreements with Foundation Health Systems and provide for certain transition of care issues with respect to enrollees in Arizona and California and (iv) obtain provider excess insurance coverage.

                  On September 23, 1998, the Bankruptcy Court (i) authorized the Debtors to implement a key employee retention program, (ii) extended the time period in which the Debtors could assume or reject unexpired leases of non-residential property, (iii) authorized the rejection of certain leases of non-residential property, (iv) authorized the rejection of payor agreements related to discontinued business operations, (v) implemented a procedure to sell certain equipment and property, (vi) authorized the sale of certain assets related to the Registrant's Orange Coast operations, and (vii) implemented a transition plan and cessation of operations related to the Debtors' operations at the Virginia Medical Clinic.


                  On September 30, 1998, the Debtors filed with the Bankruptcy Court their Joint Disclosure Statement (the "Disclosure Statement") and Plan of Reorganization (the "Plan of Reorganization"). The terms of the Plan of Reorganization closely follow the terms of the pre-negotiated plan term sheet agreed to with the Debtors' largest creditors and filed by the Registrant with the Bankruptcy Court and the Securities and Exchange Commission in July 1998. The present terms of the Plan of Reorganization have not been agreed to by the Official Committee of Unsecured Creditors (the "Committee") in the Debtors' bankruptcy cases and consensual negotiations are continuing among the Debtors, the Committee and the Debtors' pre-petition and post-petition bank groups.

                  On October 28, 1998, the Bankruptcy Court (i) extended the exclusive time period during which the Debtors could file and solicit acceptances of plan or plans of reorganization, (ii) extended the time period during which the Debtors could seek to remove civil actions pending on the dates of commencement of their chapter 11 cases, (iii) authorized the rejection of certain non-residential leases and executory contracts, (iv) authorized the Debtors to enter into an agreement to liquidate certain of the Debtors' accounts receivable relating to closed locations, (v) authorized the Debtors to resolve certain disputes with Mount Airy Emergency Physicians, P.L.L.C. and Primergy, Inc., and (vi) overruled an objection to the Debtors' sale of certain assets related to their Orange Coast operations.

                  On November 19, 1998, the Bankruptcy Court (i) authorized the amendment of the Debtors' schedules of liability to reschedule the claim of Optimal Integrated Solutions, Inc., (ii) authorized Women's Health Care Alliance, Ltd. to conduct an examination of the Debtors under Rule 2004 of the Federal Rules of Bankruptcy Procedure, (iii) granted relief from the automatic stay imposed by section 362 of the Bankruptcy Code, thereby allowing a specific malpractice action, involving a terminally ill plaintiff, to proceed and (iv) denied certain other requests for relief from the automatic stay.

                  On November 24, 1998, the Bankruptcy Court, upon the request of the Debtors, their pre-petition and post-petition bank groups and the Committee, rescheduled the following dates in the Debtors' bankruptcy cases: (i) January 12, 1999 at 11:00 a.m. shall be the rescheduled hearing concerning the Disclosure Statement; (ii) January 20, 1999 shall be the last day to mail solicitation materials concerning acceptances of the Plan of Reorganization;
(iii) February 12, 1999 at 12:00 noon shall be the last day and time to file and serve objections to confirmation of the Debtors' Plan of Reorganization; and
(iv) February 24, 1999 at 9:30 a.m. shall be the date and time for a hearing concerning confirmation of the Plan of Reorganization.


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                                   SIGNATURES

                  Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                      FPA MEDICAL MANAGEMENT, INC.


                                      By: /s/ Stephen J. Dresnick
                                         --------------------------------------
Date: December 4, 1998                   Stephen J. Dresnick
                                         Chairman and Chief Executive Officer


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